AMENDED AND RESTATED SHAREHOLDER LOAN AGREEMENTS

THIS AMENDED AND RESTATED SHAREHOLDER LOAN AGREEMENT (this "**Agreement**") is made as of __ March, 2020 by and among I.R. Med Ltd., an Israeli Company (the "**Company**"), and the lenders and in the amounts set forth in Schedule 1 attached hereto (each a "**Lender**" and collectively, the "**Lenders**").

WHEREAS, the Company and the Lenders entered into certain convertible loan agreement on March 6, 2018 (the "**Original Agreement**") with respect to a loan of NIS 378,896 (the "**Outstanding Loan Amount**"); and

WHEREAS, each of the Lenders wish to waive any and all rights to convert their respective portions of the Outstanding Loan Amount or any part thereof into shares of the Company in favor of receiving a cash payment as set forth hereunder; and

WHEREAS, the Company and the Lenders hereby agree to amend and restate the Original Agreement such that this Agreement shall apply to the Outstanding Loan Amount between the Company and each of the Lenders.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. **Loan**

Schedule 1 sets forth the amounts previously provided by the Lenders under the Original Agreement.

2. **Repayment**.

2.1 The Company shall repay the Lenders the Outstanding Loan Amount together with interest thereon from the date each such portion of the Outstanding Loan Amount was actually received by the Company, at a rate per annum equal to three percent (3%) compounded and accrued annually, calculated on the basis of actual days elapsed and a year of 365 days, payable as set forth below.

2.2 The Outstanding Loan Amount and accrued and unpaid interest hereunder, if any, shall be due and payable on December 31, 2023, or such later date as may be agreed to in writing by the Company and the Lenders (the "**Repayment Date**").

2.3 Each payment of the Outstanding Loan Amount hereunder by the Company shall be made to each of the Lenders in New Israeli Shekel by wire transfer in immediately available funds to such account(s) as each Lender may designate in writing. All payments to be made by the Company to each of the Lenders shall be made free and clear of, and without deduction or withholding unless the Company is required by law to make such a payment subject to a deduction or withholding, in which case the Company shall, promptly on becoming aware of such requirement, notify the Lenders of it.

2.4 Immediately upon full repayment of the Outstanding Loan Amount and the accrued interest thereon, the Company shall be released from any repayment obligations of the Outstanding Loan Amount.

3. **Acceleration**.

3.1 Notwithstanding anything herein to the contrary, the Outstanding Loan Amount and all accrued interest thereon, shall become due and payable immediately following the occurrence of an Event of Acceleration, unless otherwise provided for below. For the purposes of this Agreement, an "**Event of Acceleration**" shall be deemed to exist upon the occurrence of any of the following: (i) the commission of any act of liquidation or dissolution by the Company; (ii) the execution by the Company of a general assignment for the benefit of creditors; (iii) the filing by or against the Company of any petition in liquidation or any petition for relief under the provisions of any applicable legislation for the relief of debtors and the continuation of such petition without dismissal for a period of sixty (60) days or more; or (iv) the temporary or permanent appointment of a receiver, trustee or liquidator to take possession of a substantial portion of the property or assets of the Company without dismissal for a period of sixty (60) days or more.

3.2 The Company shall promptly notify the Lenders of the occurrence of any Event of Acceleration.

3.3 Upon the occurrence of an Event of Acceleration the Company shall be liable for all of the Lenders' costs and expenses (including reasonable attorney's fees and expenses for the Lenders) incurred in connection with recovering the Outstanding Loan Amount by the Lenders.

4. **Exit Event**. In the event that either (a) a consolidation, merger or reorganization of the Company with or into, or a sale of all or substantially all of the Company's assets, or all or substantially all of the Company's issued and outstanding share capital, to, any person or entity, other than a wholly-owned subsidiary of the Company and other than to International Display Advertising Inc., excluding a transaction in which shareholders of the Company prior to the transaction will maintain voting control of the resulting entity after the transaction (provided, however, that shares of the surviving entity held by shareholders of this Company acquired by means other than the exchange or conversion of the shares of this Company shall not be used in determining if the shareholders of this Company maintain voting control of the surviving entity (or its parent)); or (b) any transaction resulting in all or substantially all of the Company's assets being traded for securities of any entity (collectively, an "**M&A Event**"), should occur prior to the Repayment Date, then immediately following the consummation of any such M&A Event, the Company shall pay the Lenders the Outstanding Loan Amount and all accrued interest thereon.

5. **Representations and Warranties.** The Company hereby represents and warrants to the Lenders as of the date hereof, and acknowledges that the Lenders are entering into this Agreement in reliance thereon, as follows:

5.1 Organization. The Company is duly organized, validly existing under the laws of the State of Israel, and has full corporate power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted. The Company has all requisite power and authority to execute and deliver this Agreement. The Company does not require franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted, other than those which it has already obtained.

5.2 Authorization; Approvals. All corporate action on the part of the Company necessary for the authorization, execution, delivery, and performance of all of Company's obligations under this Agreement has been taken. This Agreement, when executed and delivered by or on behalf of the Company, shall constitute the valid and legally binding obligations of the Company, legally enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency and other laws of general application affecting enforcement of creditors' rights generally and laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

5.3 Governmental Consents. The Company is not required to obtain any consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with, any governmental authority, required on the part of the Company in connection with the valid execution and delivery of this Agreement or the consummation of any other transaction contemplated hereby. There is no order, writ, injunction or decree of any court, government or governmental agency affecting the Company or any of its businesses, assets or interests, in a material adverse manner.

6. Representation and Warranties of the Lenders. Without derogating from the Lenders' rights to be repaid in full in accordance with the provisions of this Agreement, each Lender represents and warrants to the Company that:

6.1 All corporate action on the part of the Lender necessary for the authorization, execution, delivery, and performance of all of Lender's obligations under this Agreement has been taken. This Agreement, when executed and delivered by or on behalf of the Lender, shall constitute the valid and legally binding obligations of the Lender, legally enforceable against the Lender in accordance with its terms, subject to applicable bankruptcy, insolvency and other laws of general application affecting enforcement of creditors' rights generally and laws relating to the availability of

specific performance, injunctive relief or other equitable remedies.

6.2 The Lender has knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of the transactions evidenced by this Agreement. The Lender hereby acknowledges that it had to the opportunity to ask questions pertaining to the Company, its business, financial status and prospects and has made an informed decision.

7. **Miscellaneous**.

7.1 Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

7.2 This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, excluding the body of law pertaining to conflict of law. Any disputes arising under or in relation to this Agreement shall be resolved exclusively by the competent courts of Tel-Aviv.

7.3 Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred by the Company without the prior consent in writing of all of the Lenders.

7.4 This Agreement and the exhibits and schedules hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof. The preamble hereto constitutes an integral part hereof. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only by the execution of a written amendment to this Agreement to be signed by the parties hereto. This Agreement supersedes all other agreements, understandings, consents, undertakings, representations, warranties, oral or written, exchanged or signed between the parties, whether prior to this date or thereafter, with respect to the subject matter hereof, including, without limitation, the Original Agreements.

7.5 All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be faxed, emailed or mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, to the following addresses, or such other address with respect to a party as such party shall notify each other party in writing as above provided: (i) if to the Lenders, to the addresses set forth in the preamble, and (ii) if to the Company, Tzahar Industrial Zone, Rosh Pina, Israel, 1200000, Fax: ____________, Email: oded@bashanti.com, with a copy to Peter Sugarman, Adv., Yigal Arnon & Co., 1 Azrieli Center, Tel Aviv 67021, Israel, Fax: (972-3) 608-7714, Email: peters@arnon.co.il. Any notice sent in accordance with this Section 7.5 shall be effective (i) if mailed, five (5) business days after mailing, (ii) if sent by messenger, upon delivery, and (iii) if sent via fax or email, upon transmission and electronic confirmation of receipt or if transmitted and received on a non-business day, on the first business day following transmission and electronic confirmation of receipt.

7.6 No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

7.7 If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms, provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

7.8 Each Party hereto will bear its own fees and expenses in connection with the

transactions contemplated hereby, whether or not such transactions shall be consummated.

7.9 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument. Signatures by facsimile or signatures which have been scanned and transmitted by electronic mail shall be deemed valid and binding for all purposes.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF the parties have signed this Amendment to the Shareholder Loan Agreements in one or more counterparts as of the date first hereinabove set forth.

Company:

איי אר מד בע"מ
IR-MED Ltd
ח.פ. 514824952

____

I.R. Med Ltd.

By: Oded Bashan, Chairman

Lenders:

Med2bwell Ltd. ________________ (Signature) By: Oded Bashan	**Liat Electronics Ltd.** ________________ (Signature) By: ________________
Aharon Klein Aharon Klein (Signature) By: Aharon Klein	**Yaniv Cohen** ________________ (Signature) By: ________________